                                                                      EXHIBIT 23

                              CONSENT OF KPMG LLP




The Board of Directors
Bone Care International, Inc.

We consent to the incorporation by reference in the registration statement
(No. 333-23885) on Form S-8 and the registration statement (No. 333-71845) on Form S-3 of Bone Care International, Inc. of our report dated August 6, 1999, relating to the consolidated balance sheets of Bone Care International, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the 1999 annual report on Form 10-K of Bone Care International, Inc.

Our report dated August 6, 1999, contains an explanatory paragraph that states that Bone Care International, Inc. has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Chicago, Illinois
September 17, 1999